Houston Wire & Cable Company Announces Second Quarter Dividend

HOUSTON, TX — (MARKET WIRE) — 05/09/12 — The Board of Directors of Houston Wire & Cable Company (NASDAQ: HWCC) today declared a cash dividend of $0.09 per share on the Common Stock, payable May 25, 2012, to shareholders of record of Common Stock at the close of business on May 18, 2012.

The Company continues sharing its success with shareholders as this second quarter dividend marks the twentieth payment since the dividend initiation in August 2007.

About the Company

With over 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Nicol G. Graham

Vice President & CFO

Direct: 713.609.2125

Fax: 713.609.2168

ngraham@houwire.com